Exhibit 99.1
KINDER MORGAN DECLARES $0.20 DIVIDEND AND ANNOUNCES RESULTS FOR FOURTH QUARTER OF 2018

Company Credit Ratings Upgraded; Substantial Earnings Growth in 2018

HOUSTON, January 16, 2019 - Kinder Morgan, Inc. (NYSE: KMI) today announced that its board of directors approved a cash dividend of $0.20 per share for the fourth quarter ($0.80 annualized) payable on February 15, 2019, to common stockholders of record as of the close of business on January 31, 2019. KMI is reporting fourth quarter net income available to common stockholders of $483 million, versus a net loss available to common stockholders of $1,045 million in the fourth quarter of 2017; and distributable cash flow (DCF) of $1,273 million, a 7 percent increase over the fourth quarter of 2017. In 2018, KMI continued to fund all growth capital through operating cash flows with no need to access capital markets for that purpose.
“The dividend we are declaring is a 60 percent increase from the 2017 fourth quarter dividend, and is consistent with the plan to return value to shareholders that KMI announced during the summer of 2017,” said Richard D. Kinder, Executive Chairman. “We are pleased that so far two of the three ratings agencies recognized the tremendous progress we made on our balance sheet, and we fully expect the third agency to upgrade us later this year.”
“The fourth quarter capped a transformative year for KMI,” Chief Executive Officer Steve Kean noted. “In 2018, we grew our business, strengthened our balance sheet, increased our dividend, and found new opportunities to meet the growth in demand for U.S. infrastructure needed to serve domestic and global markets. Contributions from our Natural Gas segment were up substantially compared to the fourth quarter of 2017. We continued to make progress on two projects critical to the development of resources in the Permian Basin, the Gulf Coast Express and Permian Highway Pipeline projects. Our three-year campaign to strengthen KMI’s balance sheet reached an important milestone as we ended 2018 with long-term and short-term debt less cash and cash equivalents of approximately $33.2 billion, and an Adjusted Net Debt-to-Adjusted EBITDA ratio of approximately 4.5 times. Consistent with that achievement, Moody’s and

Standard & Poor’s have upgraded our credit ratings, and we are on positive outlook for an upgrade by Fitch Ratings Inc. later in the year.”
KMI President Kim Dang said, “We had a great year in 2018. Earnings per common share increased from $0.01 in 2017 to $0.66 in 2018, or by more than 60 times the 2017 level. Our DCF per share of $2.12 exceeded 2017 DCF per share by $0.12 per share, or 6 percent, and we beat our budget by $0.07 per share, or 3 percent. The significant growth in segment earnings versus the fourth quarter of 2017 was led primarily by our Natural Gas segment. That group’s success mirrors the record-breaking year enjoyed by the natural gas sector as a whole. U.S. natural gas demand rose to 90 billion cubic feet per day (Bcf/d) from 81 Bcf/d in 2017, an 11 percent increase. Our interconnected natural gas transportation network, strategically located products pipelines, hub-focused terminals , and competitively advantaged CO2 business are well positioned to capitalize on increased U.S. oil and natural gas production. We continue to benefit from fee-based assets that generate predictable cash flows and a network that provides our customers with unrivaled flexibility. ”
Dang continued, “Once again we had very good commercial and operating performance. We generated fourth quarter earnings per common share of $0.21, compared to a loss of $0.47 per common share in the fourth quarter of 2017, and DCF of $0.56 per common share, representing 6 percent growth over the fourth quarter of 2017. This resulted in nearly $821 million of excess DCF above our declared dividend.”
As noted above, KMI reported fourth quarter net income available to common stockholders of $483 million, compared to a net loss available to common stockholders of $1,045 million for the fourth quarter of 2017, and DCF of $1,273 million, up 7 percent from $1,190 million for the comparable period in 2017. The increase in DCF compared to the fourth quarter of 2017 was due to greater contributions from the Natural Gas business segment, lower general and administrative expenses and lower preferred equity dividend payments. These contributions were partially offset by reductions in Kinder Morgan Canada earnings resulting from the Trans Mountain sale and reduced contributions from our Terminals and CO2 segments. Net income was impacted by a $1,432 million favorable change in Certain Items compared to the fourth quarter of 2017, largely due to the impact of a charge related to the 2017 Tax Cut and Jobs Act taken in the fourth quarter of 2017. KMI’s project backlog for the fourth quarter stood at $5.7 billion, approximately $800 million less than the third quarter of 2018, with additions of $500 million in new projects, primarily in the Natural Gas Pipelines segment, offset by approximately

$1.3 billion in projects placed in service and other project capital adjustments. Excluding the CO2 segment projects, KMI expects projects in the backlog to generate an average capital-to-Adjusted EBITDA multiple of approximately 5.3 times.
For the full year, KMI reported net income available to common stockholders of $1,481 million, compared to $27 million for 2017, and DCF of $4,730 million, up 6 percent from $4,482 million for 2017. The increase in DCF was driven by greater contributions from the Natural Gas, Products Pipelines, and CO2 business units, as well as lower general and administrative expense and lower preferred equity dividend payments. These contributions were partially offset by reductions in Kinder Morgan Canada earnings resulting from the sale of the Trans Mountain pipeline system, higher sustaining capital expenditures and higher interest expense. Net income available to common stockholders was impacted by a $944 million favorable change in total Certain Items compared to 2017, largely due to the impact of the 2017 Tax Cut and Jobs Act-related charge taken in the fourth quarter of 2017 as noted above.

2019 Outlook
For 2019, KMI’s budget contemplates declared dividends of $1.00 per common share, DCF of approximately $5.0 billion ($2.20 per common share) and Adjusted EBITDA of approximately $7.8 billion. KMI forecasts to invest $3.1 billion in growth projects and contributions to joint ventures during 2019. KMI expects to use internally generated cash flow to fully fund its 2019 dividend payment as well as the vast majority of its 2019 discretionary spending, without the need to access equity markets. KMI also expects to end 2019 with a Net Debt-to-Adjusted EBITDA ratio of approximately 4.5 times.
KMI does not provide budgeted net income attributable to common stockholders (the GAAP financial measure most directly comparable to DCF and Adjusted EBITDA) due to the impracticality of predicting certain amounts required by GAAP, such as ineffectiveness on commodity, interest rate and foreign currency hedges, unrealized gains and losses on derivatives marked to market, and potential changes in estimates for certain contingent liabilities.
KMI’s budgeted expectations assume average annual prices for West Texas Intermediate (WTI) crude oil of $60.00 per barrel and Henry Hub natural gas of $3.15 per million British Thermal Units (MMBtu), consistent with forward pricing during the company’s budget process. The vast majority of revenue KMI generates is fee-based and therefore not directly exposed to commodity prices. For 2019, we estimate that every $1 per barrel change in the average WTI crude oil price impacts DCF by approximately $8 million and each $0.10 per MMBtu change in the price of natural gas impacts DCF by approximately $1 million. The primary area where KMI has commodity price sensitivity is in its CO2 segment, with the majority of the segment’s next 12 months of oil and NGL production hedged to minimize this sensitivity. The segment is currently hedged for 32,002 barrels per day (Bbl/d) at $55.81/Bbl in 2019; 17,000 Bbl/d at $56.37/Bbl in 2020; 9,400 Bbl/d at $55.06/Bbl in 2021; and 3,500 Bbl/d at $56.88/Bbl in 2022.

Overview of Business Segments

“The Natural Gas Pipelines segment finished the year strong. The segment’s financial performance for the fourth quarter of 2018 was significantly higher relative to the fourth quarter of 2017,” said KMI President Kim Dang. “The transmission assets saw higher revenue on El Paso Natural Gas (EPNG) and Natural Gas Pipeline Company of America (NGPL) due primarily to increased Permian-related activity, on Kinder Morgan Louisiana Pipeline (KMLP) due to the Sabine Pass Expansion, and on Colorado Interstate Gas Pipeline (CIG) due to continued growing production in the DJ basin. The segment also benefited from continued increased activity on KinderHawk and South Texas due to increased drilling and production in the Haynesville and Eagle Ford basins. These gains were partially offset by lower commodity pricing on Hiland and loss of revenue due to a contract termination on Southern Gulf LNG.”
Natural gas transport volumes were up 4.5 Bcf/d or 15 percent compared to the fourth quarter of 2017, driven by higher throughput on EPNG due to additional Permian capacity sales; on CIG due to growing DJ basin production; on TGP due to power demand and projects placed in service; on the Texas Intrastates (Kinder Morgan Texas Pipeline/Tejas) due to higher demand from shippers serving Mexico and the Texas Gulf Coast industrial markets; and on NGPL due to cold weather early in the quarter, increased Permian receipts and power demand. Natural gas gathering volumes were up 21 percent from the fourth quarter of 2017 due primarily to higher volumes on the KinderHawk system.
Natural gas is critical to the American economy and to meeting the world’s evolving energy needs. Objective analysts project U.S. natural gas demand, including net exports of liquefied natural gas (LNG) and exports to Mexico, will increase from 2018 levels by 32 percent to nearly 119 Bcf/d by 2030. Of the natural gas consumed in the U.S., about 40 percent moves on KMI pipelines, and roughly the same percentage holds true for U.S. natural gas exports. KMI expects future natural gas infrastructure opportunities through 2030 will be driven by greater demand for gas-fired power generation across the country (forecast to increase by 15 percent), net LNG exports (forecast to increase almost five-fold), exports to Mexico (forecast to rise by 39 percent), and continued industrial development, particularly in the petrochemical industry.

“The Products Pipelines segment earnings were up compared with fourth quarter 2017 performance due to contributions from the Utopia, Double H and Cochin pipelines, partially offset by reduced contributions from KMCC,” Dang said.
Total refined products volumes were up 1 percent for the fourth quarter versus the same period in 2017. Ethanol volumes for the quarter were up 5 percent while crude and condensate pipeline volumes were up 10 percent compared to the fourth quarter of 2017. NGL volumes were down 11 percent in the quarter versus the previous comparable period due to unattractive pricing differentials across the Cochin system. Lower volumes have minimal financial impact given the terms of the underlying contracts.

“The Terminals segment was down versus the fourth quarter of 2017. Contributions from our liquids business, which accounts for approximately 80 percent of the segment total, were down 4 percent as the benefits of capacity increases in key hubs along the Houston Ship Channel and Edmonton, Alberta as well as organic volume growth at several Houston area locations were more than off-set by tank lease costs at our Edmonton South Terminal following the sale of Trans Mountain and continued softness in the New York Harbor refined products storage market, particularly at our Staten Island location,” said Dang. “The Edmonton South Terminal tank lease costs have existed since the terminal was developed, but prior to the Trans Mountain sale were treated as intercompany and not allocated to the segment.”
Dang continued, “Despite higher coal volumes, contributions from our bulk business were down 10 percent compared to the fourth quarter of 2017 with earnings negatively impacted by certain asset divestitures and the expiration of a major coal contract.

“CO2 segment earnings were down versus the fourth quarter of 2017 on lower NGL volumes and lower oil prices slightly offset by higher CO2 prices . Fourth quarter 2018 combined oil production across all of our fields was flat compared to the same period in 2017 on a net to KMI basis, with increases in SACROC and Tall Cotton volumes (up 5 percent and 26 percent, respectively) offset by declines at our other assets. Fourth quarter 2018 net NGL sales volumes of 9.4 thousand barrels per day (MBbl/d) were down 7 percent compared to the same period in

2017, due to an operational outage. In total for the full year of 2018, oil production on a gross and net-to-KMI basis was up 2 and 3 percent respectively versus 2017,” Dang said. “Our realized weighted average oil price for the quarter was down 6 percent at $55.57 per barrel compared to $59.32 per barrel for the fourth quarter of 2017.

Kinder Morgan Canada no longer has contributions due to the sale of Trans Mountain on August 31, 2018. Trans Mountain earnings are reflected herein below through that date.

Other News

Corporate

•
Kinder Morgan Canada Limited (KML) made its return of capital payment in relation to the Trans Mountain sale proceeds on January 3, 2019. KMI is using its approximately $2 billion share of proceeds to pay down debt.

•
In December 2018, KMI repurchased approximately 1.6 million shares for approximately $25 million (at an average price of $15.54 per share) as part of the share buy-back program authorized by the KMI board of directors in 2017.

•	In November 2018, KMI established a new $4 billion 5-year revolving credit facility and a $500 million, 364-day revolving credit facility.

Natural Gas Pipelines

•
Progress continues on the Permian Highway Pipeline Project (PHP Project), with construction contractors secured and surveys well underway. In November 2018, the project partners approved an expansion of the PHP Project capacity by approximately 0.1 Bcf/d, which is currently being marketed.  The base project capacity of 2.0 Bcf/d has been fully subscribed. The approximately $2 billion PHP Project is designed to transport up to 2.1 Bcf/d of natural gas through approximately 430 miles of 42-inch pipeline from the Waha, Texas area to the U.S. Gulf Coast and Mexico markets and is expected to be in service in late 2020, pending regulatory approvals. An affiliate of an anchor shipper exercised its option in January 2019 to acquire a 20 percent equity interest in the project, bringing Kinder Morgan Texas Pipeline’s (KMTP) and EagleClaw Midstream’s ownership interest to 40 percent each. Altus Midstream (a gas gathering, processing and transportation company formed by shipper Apache Corporation) has an option to acquire an equity interest in the project from the initial partners by September 2019. If Altus exercises its option, KMI, EagleClaw and Altus will each hold a 26.67 percent ownership interest in the project. KMTP will build and operate the pipeline.

•
Construction began on schedule for the 42-inch mainline and compressor stations associated with the Gulf Coast Express Pipeline Project (GCX Project) in October 2018. Construction work on the remaining 40 miles of the 36-inch GCX Midland lateral continues, with an expected in-service date of April 2019. The GCX Project remains on schedule for a full in-service date of October 2019. The approximately $1.75 billion GCX Project is designed to transport approximately 2 Bcf/d of natural gas from the Permian Basin to the Agua Dulce,

Texas area, and the project is fully subscribed under long-term, binding agreements. KMTP is building and will operate and own a 35 percent interest in the Project. Altus Midstream exercised its option in December 2018 to acquire a 15 percent equity interest in the GCX Project. DCP Midstream and an affiliate of Targa Resources each hold a 25 percent ownership interest.

•
Construction continues on the nearly $2 billion Elba Liquefaction Project. The federally approved project at the existing Southern LNG Company facility at Elba Island near Savannah, Georgia, will have a total liquefaction capacity of approximately 2.5 million tonnes per year of LNG, equivalent to approximately 350 million cubic feet per day of natural gas. The project is supported by a 20-year contract with Shell. The first of 10 units is expected to be placed in service at the end of the first quarter of 2019, with the remaining nine units to come online throughout 2019. Elba Liquefaction Company, L.L.C. (ELC), a KMI joint venture with EIG Global Energy Partners as a 49 percent partner, will own the liquefaction units and other ancillary equipment. Certain other facilities associated with the project are 100 percent owned by KMI. The newly constructed Elba Express Modification Project is now in service, adding upstream compression facilities on the Elba Express pipeline to provide feed gas for liquefaction.

•
TGP’s Broad Run Expansion Project, which adds 200,000 Dth/d of capacity, was placed in full service at the end of October 2018. This project and the Broad Run Flexibility Project provide Antero Resources a total of 790,000 Dth/d of 15-year firm capacity from a receipt point on TGP’s existing Broad Run Lateral in West Virginia to delivery points in Mississippi and Louisiana. Capital expenditures for the combined projects total approximately $805 million.

•
TGP placed its approximately $106 million Lone Star project in service in December 2018. TGP previously signed a binding, 20-year agreement with Corpus Christi Liquefaction, LLC. This expansion project provides 300,000 Dth/d of incremental firm transportation capacity from an existing receipt point on TGP's system in Louisiana to a new point of interconnection with Cheniere Corpus Christi Pipeline, L.P. on TGP’s 100 Line in San Patricio County, Texas.

•
The approximately $245 million SNG Fairburn Expansion Project in Georgia (KMI share: $122.5 million) was placed in full service in December 2018. The project provides approximately 350,000 Dth/d of incremental long-term firm natural gas transportation capacity into the Southeast market. SNG is a joint venture equally owned by subsidiaries of KMI and Southern Company.

•
The Sabine Pass Expansion project on the Kinder Morgan Louisiana Pipeline (KMLP) system was placed in service in December 2018. This approximately $133 million expansion project provides 600,000 Dth/d of incremental firm transportation capacity from various receipt points to Cheniere’s Sabine Pass Liquefaction Terminal in Cameron Parish, Louisiana. This project is supported by a 20-year agreement with Sabine Pass Liquefaction, LLC.

•
In November 2018, Gulf LNG Liquefaction Company LLC, Gulf LNG Energy LLC and Gulf LNG Pipeline, LLC (GLNG) received a favorable Draft Environmental Impact Statement (DEIS) from the FERC for its potential liquefaction project. According to FERC’s

Notice of Schedule for Environmental Review that was issued in August 2018, the final Environmental Impact Statement (EIS) should be complete in April 2019, and the final decision for issuance of the FERC certificate is expected in July 2019.

Products Pipelines

•
In November 2018, KMI announced it was moving forward with the Roanoke Expansion project after a successful open season that secured long-term committed volumes of 20,000 barrels per day (bpd). Following this announcement, a Petition for Declaratory Order (PDO) was filed with the FERC in December 2018 regarding the regulatory framework and commercial terms of the project. This project will provide for approximately 21,000 bpd of incremental refined petroleum products capacity on the Plantation pipeline system from the Baton Rouge, Louisiana and Collins, Mississippi origin points to the Roanoke, Virginia area. The expansion will primarily consist of additional pump capacity and operational storage on the Plantation system. Pending the receipt of regulatory approvals, the project will be in service by April 1, 2020.

Terminals

•
With the final tanks placed in service early in the fourth quarter of 2018, construction of all major facilities at the Base Line Terminal in Edmonton, Alberta, Canada, is complete. The 12-tank, 4.8 million barrel facility is fully contracted with long-term, firm take-or-pay agreements with creditworthy customers. The 50-50 joint venture crude oil merchant storage terminal developed by KML and Keyera Corp. was completed on time and under budget, with Kinder Morgan investing approximately C$357 million.

•
Permitting efforts continue on the distillate storage expansion project at KML’s Vancouver Wharves terminal in North Vancouver, British Columbia. The C$43 million capital project, which calls for the construction of two new distillate tanks with combined storage capacity of 200,000 barrels and enhancements to the railcar unloading capabilities, is supported by a 20-year initial term, take-or-pay contract with an affiliate of a large, international integrated energy company. The project is expected to be placed in service in the first quarter of 2021.

CO2

•
The SACROC field continues to grow, as evidenced by its strong fourth quarter production, which was up 5 percent versus the same prior year period. This continued production is due to KMI’s on-going success in exploiting the transition zone, which holds an estimated incremental 700 million barrels of original oil in place.

•
KMI CO2 has acquired the Reinecke oil field, located in Borden County, Texas for approximately $20 million. The acquisition is a strategic EOR addition to the company’s SACROC complex, adding 200 barrels of oil per day and 500 barrels of NGLs per day to current production.  SACROC currently processes approximately 25MMCFD of Reinecke produced gas.

•	Oil production in the fourth quarter at KMI’s Tall Cotton facility increased by 26 percent relative to the same period in 2017 after completing the second phase of its field project. Tall

Cotton is the industry’s first greenfield Residual Oil Zone CO2 project, marking the first time CO2 has been used for enhanced oil recovery in a field without a main pay zone.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. We own an interest in or operate approximately 84,000 miles of pipelines and 157 terminals. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2 and other products, and our terminals transload and store liquid commodities including petroleum products, ethanol and chemicals, and bulk products, including petroleum coke, metals and ores. For more information please visit www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. Eastern Time on Wednesday, January 16, at www.kindermorgan.com for a LIVE webcast conference call on the company’s fourth quarter earnings.

Non-GAAP Financial Measures
The non-generally accepted accounting principles (non-GAAP) financial measures of distributable cash flow (DCF), both in the aggregate and per share, segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments (DD&A) and Certain Items (Segment EBDA before Certain Items), net income before interest expense, taxes, DD&A and Certain Items (Adjusted EBITDA), Adjusted Earnings and Adjusted Earnings per common share are presented herein.
Certain Items as used to calculate our Non-GAAP measures, are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact (for example, asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example certain legal settlements, enactment of new tax legislation and casualty losses).
DCF is calculated by adjusting net income available to common stockholders before Certain Items for DD&A, total book and cash taxes, sustaining capital expenditures and other items. DCF is a significant performance measure useful to management and by external users of our financial statements in evaluating our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt and preferred stock dividends, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. We believe the GAAP measure most directly comparable to DCF is net income available to common stockholders. A reconciliation of net income available to common stockholders to DCF is provided herein. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends.
Segment EBDA before Certain Items is used by management in its analysis of segment performance and management of our business. General and administrative expenses are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Segment EBDA before Certain Items is a significant performance metric because it provides us and external users of our financial statements additional insight into the ability of our segments to generate segment cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Segment EBDA before Certain Items is segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA). Segment EBDA before Certain Items is calculated by adjusting Segment EBDA for the Certain Items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables.
Adjusted EBITDA is calculated by adjusting net income before interest expense, taxes, and DD&A (EBITDA) for Certain Items, net income attributable to noncontrolling interests further adjusted for KML noncontrolling interests, and KMI’s share of certain equity investees’ DD&A (net of consolidating joint venture partners’ share of DD&A) and book taxes, which are specifically identified in the footnotes to the accompanying tables. Adjusted EBITDA is used by management and external users, in conjunction with our net debt, to evaluate certain leverage metrics. Therefore, we believe Adjusted EBITDA is useful to investors. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income.
Adjusted Earnings is net income available to common stockholders before Certain Items. Adjusted Earnings is used by certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of the company’s ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income available to common stockholders. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at Basic Earnings Per Common Share.
Net Debt and Adjusted Net Debt, as used in this news release, are non-GAAP financial measures that management believes are useful to investors and other users of our financial information in evaluating our leverage. Net Debt is calculated by subtracting from debt (i) cash and cash equivalents, (ii) the preferred interest in the general partner of Kinder Morgan Energy Partners L.P., (iii) debt fair value adjustments, and (iv) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps.  Adjusted Net Debt is Net Debt increased by (i) 50% of the outstanding KML preferred equity and (ii) the amount of cash distributed to KML restricted voting shareholders as a return of capital on January 3, 2018, net of the gain realized on settlement of net investment hedges of our foreign currency risk with respect to our share of the KML return of capital on January 3, 2018.    We believe the most comparable measure to Net Debt and Adjusted Net Debt is debt net of cash and cash equivalents as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets page.
Our non-GAAP measures described above should not be considered alternatives to GAAP net income or other GAAP measures and have important limitations as analytical tools. Our computations of DCF, Segment EBDA before Certain Items and Adjusted EBITDA may differ from similarly titled measures used by others. You should not consider these non-GAAP measures in isolation or as substitutes for an analysis of our results as reported under GAAP. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.

Important Information Relating to Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. Generally the words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include the risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2017 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere) and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
(713) 420-6397	km_ir@kindermorgan.com
Newsroom@kindermorgan.com	www.kindermorgan.com

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of Income (Unaudited) (In millions, except per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017		2018	2017

Revenues	$3,781	$3,632		$14,144	$13,705

Costs, expenses and other
Costs of sales	1,199	1,207		4,421	4,345
Operations and maintenance	640	774		2,522	2,472
Depreciation, depletion and amortization	587	564		2,297	2,261
General and administrative	110	179		601	688
Taxes, other than income taxes	86	101		345	398
Loss on impairments and divestitures, net	102	—		167	13
Other income, net	(1)	(1)		(3)	(1)
	2,723	2,824		10,350	10,176

Operating income	1,058	808		3,794	3,529

Other income (expense)
Earnings from equity investments	179	101		887	578
Loss on impairment of equity investment	—	(150)		(270)	(150)
Amortization of excess cost of equity investments	(18)	(16)		(95)	(61)
Interest, net	(461)	(445)		(1,917)	(1,832)
Other, net	17	26		107	97

Income before income taxes	775	324		2,506	2,161

Income tax expense	(273)	(1,316)		(587)	(1,938)

Net income (loss)	502	(992)		1,919	223

Net income attributable to noncontrolling interests	(8)	(14)		(310)	(40)

Net income (loss) attributable to Kinder Morgan, Inc.	494	(1,006)		1,609	183

Preferred stock dividends	(11)	(39)		(128)	(156)

Net income (loss) available to common stockholders	$483	$(1,045)		$1,481	$27

Class P Shares
Basic and diluted earnings (losses) per common share	$0.21	$(0.47)		$0.66	$0.01

Basic and diluted weighted average common shares outstanding	2,248	2,229		2,216	2,230

Declared dividend per common share	$0.20	$0.125		$0.80	$0.50

Adjusted earnings per common share (1)	$0.25	$0.21		$0.89	$0.66

Segment EBDA			% change			% change
Natural Gas Pipelines	$1,155	$641	80%	$3,580	$3,487	3%
Products Pipelines	316	318	(1)%	1,173	1,231	(5)%
Terminals	301	299	1%	1,171	1,224	(4)%
CO2	198	211	(6)%	759	847	(10)%
Kinder Morgan Canada	(26)	50	(152)%	720	186	287%
Total Segment EBDA	$1,944	$1,519	28%	$7,403	$6,975	6%

Note
(1)
Adjusted earnings per common share uses adjusted earnings and applies the same two-class method used in arriving at diluted earnings (losses) per common share. See the following page, Preliminary Earnings Contribution by Business Segment, for a reconciliation of net income (loss) available to common stockholders to adjusted earnings.

Kinder Morgan, Inc. and Subsidiaries Preliminary Earnings Contribution by Business Segment (Unaudited) (In millions, except per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% change	2018	2017	% change
Segment EBDA before certain items (1)
Natural Gas Pipelines	$1,110	$1,027	8%	$4,202	$3,879	8%
Products Pipelines	317	314	1%	1,234	1,193	3%
Terminals	302	317	(5)%	1,205	1,214	(1)%
CO2	216	228	(5)%	907	887	2%
Kinder Morgan Canada	—	50	(100)%	124	186	(33)%
Subtotal	1,945	1,936	—%	7,672	7,359	4%

DD&A and amortization of excess investments	(605)	(580)		(2,392)	(2,322)
General and administrative and corporate charges (1) (2)	(97)	(163)		(564)	(645)
Interest, net (1)	(469)	(463)		(1,891)	(1,871)
Subtotal	774	730		2,825	2,521

Book taxes (1)	(182)	(207)		(645)	(853)
Certain items
Fair value amortization	7	11		34	53
Legal and environmental reserves	(10)	(6)		(63)	37
Change in fair market value of derivative contracts (3)	110	(13)		(80)	(40)
Losses on impairments and divestitures, net	(109)	(157)		(317)	(170)
Hurricane (damage) recoveries, net	(1)	(18)		24	(27)
Refund and reserve adjustment of taxes, other than income taxes	—	—		51	—
Other	4	(4)		(4)	6
Noncontrolling interests' portion of certain items	8	1		(240)	—
Subtotal certain items before tax	9	(186)		(595)	(141)
Book tax certain items	(91)	53		58	77
Impact of 2017 Tax Cuts and Jobs Act	—	(1,381)		36	(1,381)
Total certain items	(82)	(1,514)		(501)	(1,445)

Net income attributable to noncontrolling interests before certain items (1)	(16)	(15)		(70)	(40)

Preferred stock dividends	(11)	(39)		(128)	(156)
Net income (loss) available to common stockholders	$483	$(1,045)		$1,481	$27

Net income (loss) available to common stockholders	$483	$(1,045)		$1,481	$27
Total certain items	82	1,514		501	1,445
Adjusted earnings	565	469		1,982	1,472
DD&A and amortization of excess investments (4)	696	666		2,752	2,684
Total book taxes (5)	198	232		710	957
Cash taxes (6)	(17)	(18)		(77)	(72)
Other items (7)	12	13		15	29
Sustaining capital expenditures (8)	(181)	(172)		(652)	(588)
DCF	$1,273	$1,190		$4,730	$4,482

Weighted average common shares outstanding for dividends (9)	2,261	2,239		2,228	2,240

DCF per common share	$0.56	$0.53		$2.12	$2.00
Declared dividend per common share	$0.20	$0.125		$0.80	$0.50

Adjusted EBITDA (10)	$1,962	$1,896	3%	$7,568	$7,198	5%

Notes ($ million)
(1)
Excludes certain items:
4Q 2018 - Natural Gas Pipelines $45, Products Pipelines $(1), Terminals $(1), CO2 $(18), Kinder Morgan Canada $(26), general and administrative and corporate charges $(6), interest expense $8, book tax $(91), noncontrolling interests $8.
4Q 2017 - Natural Gas Pipelines $(386), Products Pipelines $4, Terminals $(18), CO2 $(17), general and administrative and corporate charges $(7), interest expense $18, book tax $(1,109), noncontrolling interests $1.
YTD 2018 - Natural Gas Pipelines $(622), Products Pipelines $(61), Terminals $(34), CO2 $(148), Kinder Morgan Canada $596, general and administrative and corporate charges $(24), interest expense $(26), book tax $58, noncontrolling interests $(240).
YTD 2017 - Natural Gas Pipelines $(392), Products Pipelines $38, Terminals $10, CO2 $(40), general and administrative and corporate charges $(15), interest expense $39, book tax $(1,085).

(2)
Includes corporate (benefit) charges:
4Q 2018 - $(7)
YTD 2018 - $(13)
YTD 2017 - $7
General and administrative expense is also net of management fee revenues from an equity investee:
4Q 2017 - $(9)
YTD 2017 - $(35)

(3)	Gains or losses are reflected in our DCF when realized.
(4)
Includes KMI's share of certain equity investees' DD&A, net of the noncontrolling interests' portion of KML DD&A and consolidating joint venture partners' share of DD&A:
4Q 2018 - $91
4Q 2017 - $86
YTD 2018 - $360
YTD 2017 - $362

(5)
Excludes book tax certain items. Also, includes KMI's share of taxable equity investees' book taxes, net of the noncontrolling interests' portion of KML book taxes:
4Q 2018 - $16
4Q 2017 - $25
YTD 2018 - $65
YTD 2017 - $104

(6)	Includes KMI's share of taxable equity investees' cash taxes: 4Q 2018 - $(18) 4Q 2017 - $(15) YTD 2018 - $(68) YTD 2017 - $(69)
(7)	Includes pension contributions and non-cash compensation associated with our restricted stock program.
(8)
Includes KMI's share of certain equity investees' sustaining capital expenditures (the same equity investees for which DD&A is added back):
4Q 2018 - $(28)
4Q 2017 - $(33)
YTD 2018 - $(105)
YTD 2017 - $(107)

(9)	Includes restricted stock awards that participate in common share dividends.
(10)	Net (loss) income is reconciled to Adjusted EBITDA as follows, with any difference due to rounding:

		Three Months Ended December 31,		Year Ended December 31,
		2018	2017	2018	2017
	Net income (loss)	502	(992)	1,919	223
	Total certain items	82	1,514	501	1,445
	Net loss (income) attributable to noncontrolling interests (11)	5	—	(252)	(12)
	DD&A and amortization of excess investments (4) (12)	702	674	2,782	2,704
	Book taxes (5) (12)	202	237	727	967
	Interest, net (1)	469	463	1,891	1,871
	Adjusted EBITDA	$1,962	$1,896	$7,568	$7,198

(11)	Excludes KML noncontrolling interests before certain items: 4Q 2018 - $13 4Q 2017 - $13 YTD 2018 - $58 YTD 2017 - $27
(12)
Includes the noncontrolling interests' portion of KML before certain items:
4Q 2018 - DD&A $5; Book taxes $4
4Q 2017 - DD&A $8; Book taxes $5
YTD 2018 - DD&A $30; Book taxes $17
YTD 2017 - DD&A $20; Book taxes $10

Volume Highlights (historical pro forma for acquired and divested assets)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Natural Gas Pipelines
Transport Volumes (BBtu/d) (1)	34,551	30,033	32,821	29,108
Sales Volumes (BBtu/d) (2)	2,339	2,375	2,472	2,341
Gas Gathering Volumes (BBtu/d) (3)	3,256	2,698	2,972	2,647
Crude/Condensate Gathering Volumes (MBbl/d) (4)	322	286	307	273

Products Pipelines
Pacific, Calnev, and CFPL (MBbl/d)
Gasoline (5)	807	807	821	811
Diesel	314	308	310	298
Jet Fuel	272	263	271	264
Sub-Total Refined Product Volumes - excl. Plantation	1,393	1,378	1,402	1,373
Plantation (MBbl/d) (6)
Gasoline	217	221	217	227
Diesel	63	56	62	53
Jet Fuel	31	33	31	33
Sub-Total Refined Product Volumes - Plantation	311	310	310	313
Total (MBbl/d)
Gasoline (5)	1,024	1,028	1,038	1,038
Diesel	377	364	372	351
Jet Fuel	303	296	302	297
Total Refined Product Volumes	1,704	1,688	1,712	1,686
NGLs (MBbl/d) (7)	101	113	114	112
Crude and Condensate (MBbl/d) (8)	373	339	345	327
Total Delivery Volumes (MBbl/d)	2,178	2,140	2,171	2,125
Ethanol (MBbl/d) (9)	124	119	126	117

Terminals
Liquids Leasable Capacity (MMBbl)	90.1	87.6	90.1	87.6
Liquids Utilization %	93.5%	93.6%	93.5%	93.6%
Bulk Transload Tonnage (MMtons) (10)	16.5	15.0	64.2	59.5
Ethanol (MMBbl)	14.5	16.8	61.7	68.1

CO2
Southwest Colorado Production - Gross (Bcf/d) (11)	1.24	1.28	1.21	1.29
Southwest Colorado Production - Net (Bcf/d) (11)	0.58	0.59	0.56	0.61
Sacroc Oil Production - Gross (MBbl/d) (12)	29.74	28.35	29.28	27.88
Sacroc Oil Production - Net (MBbl/d) (13)	24.77	23.61	24.39	23.22
Yates Oil Production - Gross (MBbl/d) (12)	16.38	17.00	16.74	17.34
Yates Oil Production - Net (MBbl/d) (13)	7.09	7.44	7.43	7.67
Katz, Goldsmith, and Tall Cotton Oil Production - Gross (MBbl/d) (12)	7.95	8.76	8.16	8.10
Katz, Goldsmith, and Tall Cotton Oil Production - Net (MBbl/d) (13)	6.78	7.43	6.95	6.86
NGL Sales Volumes (MBbl/d) (14)	9.38	10.12	10.01	9.94
Realized Weighted Average Oil Price per Bbl (15)	$55.57	$59.32	$57.83	$58.40
Realized Weighted Average NGL Price per Bbl	$28.68	$28.81	$32.21	$25.15

Trans Mountain (MMBbl/d - mainline throughput) (16)	—	303	218	308

Notes
(1)
Includes Texas Intrastates, Gulf Coast Express, Copano South Texas, KMNTP, Monterrey, TransColorado, MEP, KMLA, FEP, TGP, EPNG, CIG, WIC, Cheyenne Plains, SNG, Elba Express, Ruby, Sierrita, NGPL, and Citrus pipeline volumes. Joint Venture throughput reported at KMI share.

(2)	Includes Texas Intrastates and KMNTP.
(3)
Includes Copano Oklahoma, Copano South Texas, Eagle Ford Gathering, Copano North Texas, Altamont, KinderHawk, Camino Real, Bighorn, Webb/Duval Gatherers, Fort Union, EagleHawk, Red Cedar, and Hiland Midstream throughput. Joint Venture throughput reported at KMI share.

(4)	Includes Hiland Midstream, EagleHawk, and Camino Real. Joint Venture throughput reported at KMI share.
(5)	Gasoline volumes include ethanol pipeline volumes.
(6)	Plantation reported at KMI share.
(7)	Includes Cochin, Utopia (KMI share), and Cypress (KMI share).
(8)	Includes KMCC, Double Eagle (KMI share), and Double H.
(9)	Total ethanol handled including pipeline volumes included in gasoline volumes above.
(10)	Includes KMI's share of Joint Venture tonnage.
(11)	Includes McElmo Dome and Doe Canyon sales volumes.
(12)	Represents 100% production from the field.
(13)	Represents KMI's net share of the production from the field.
(14)	Net to KMI.
(15)	Includes all KMI crude oil properties.
(16)	Throughput reported until date of sale, August 31, 2018.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited) (In millions)

	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$3,280	$264
Other current assets	2,442	2,451
Property, plant and equipment, net	37,897	40,155
Investments	7,481	7,298
Goodwill	21,965	22,162
Deferred charges and other assets	5,801	6,725
TOTAL ASSETS	$78,866	$79,055

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS' EQUITY

Liabilities
Short-term debt	$3,388	$2,828
Other current liabilities	4,169	3,353
Long-term debt	33,105	33,988
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments	731	927
Other	2,176	2,735
Total liabilities	43,669	43,931

Redeemable Noncontrolling Interest	666	—

Shareholders' Equity
Other shareholders' equity	34,008	34,177
Accumulated other comprehensive loss	(330)	(541)
KMI equity	33,678	33,636
Noncontrolling interests	853	1,488
Total shareholders' equity	34,531	35,124
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS' EQUITY	$78,866	$79,055

Net Debt (1)	$33,137	$36,409
Adjusted Net Debt (2)	34,151	36,624
	Adjusted EBITDA Twelve Months Ended December 31,

Reconciliation of Net Income to Adjusted EBITDA	2018	2017
Net income	$1,919	$223
Total certain items	501	1,445
Net income attributable to noncontrolling interests (3)	(252)	(12)
DD&A and amortization of excess investments (4)	2,782	2,704
Income tax expense before certain items (5)	727	967
Interest, net before certain items	1,891	1,871
Adjusted EBITDA	$7,568	$7,198

Net Debt to Adjusted EBITDA	4.4	5.1
Adjusted Net Debt to Adjusted EBITDA	4.5	5.1

Notes
(1)
Amounts exclude: (i) the preferred interest in general partner of KMP; (ii) debt fair value adjustments; and (iii) the foreign exchange impact on our Euro denominated debt of $76 million and $143 million as of December 31, 2018 and 2017, respectively, as we have entered into swaps to convert that debt to U.S.$.

(2)
Amounts include 50% of KML preferred shares, which is included in noncontrolling interests, of $215 million as of both December 31, 2018 and 2017. Also, the cash component as of December 31, 2018 has been (i) reduced by $890 million, representing the portion of cash KML distributed to KML restricted voting shareholders on January 3, 2019 as a return of capital; and (ii) increased by $91 million, representing the unrecognized gain as of December 31, 2018 on net investment hedges which hedge our exposure to foreign currency risk associated with a substantial portion of our share of the proceeds from the sale of TMPL, TMEP and related assets.

(3)	2018 and 2017 amounts exclude KML noncontrolling interests before certain items of $58 million and $27 million, respectively.
(4)	2018 and 2017 amounts include KMI's share of certain equity investees' DD&A of $390 million and $382 million, respectively.
(5)	2018 and 2017 amounts include KMI's share of taxable equity investees' book taxes before certain items of $82 million and $114 million, respectively.